EXHIBIT 10.52

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION TERMS

Non-employee directors will receive a $2,000 per month annual retainer, with chairs of committees receiving an additional $4,000 annual retainer and committee members receive an additional $1,000 annual retainer. Such retainers will be paid in installments quarterly. Each year non-employee directors receive a grant of an option to acquire 10,000 shares of our common stock, which vests at the end of each year, with acceleration of vesting upon the occurrence of a Change in Control (as that term is defined in our 2005 Stock Incentive Plan). In addition, each director has received a grant of 80,000 shares of restricted common stock which vest over a three year period from the date of grant.